EXHIBIT 99.4



FIRSTSERVICE BANK
152 North Main Street, Doylestown, Pennsylvania 18901

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 4, 2003

A special meeting of the shareholders of FirstService Bank will be held on February 4, 2003 at 9:00 a.m., local time, at the Doylestown Country Club, Green Street, Doylestown, Pennsylvania 18901 for the following purposes:

     1. To consider and vote on a proposal to approve the agreement and plan of merger dated as of September 24, 2002 among FirstService, National Penn Bancshares, Inc., and National Penn Bank, the merger of FirstService with and into National Penn Bank as contemplated therein and the other transactions contemplated by the merger agreement, as described in the attached proxy statement/prospectus.

     2. To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, which may include, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

     You are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the meeting if you were a holder of record of FirstService common stock at the close of business on December 27, 2002.

     FirstService shareholders are entitled to dissent from the merger by following the procedures and requirements set forth in Section 215a(b)-(d) of the National Bank Act. A copy of these provisions is attached as Annex E to the proxy statement/prospectus.

     FIRSTSERVICE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card, which is solicited by the board of directors, and promptly mail it in the enclosed envelope. You may revoke a proxy at any time before the vote at the special meeting by giving written notice to the Secretary or Assistant Secretary of FirstService or by subsequently submitting a later dated proxy.

BY ORDER OF THE
BOARD OF DIRECTORS

A. Lee Roberts
Secretary
Doylestown, Pennsylvania
December 30, 2002

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YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
PROXY CARD. THE PROMPT RETURN OF PROXIES WILL SAVE FIRSTSERVICE THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.